EXHIBIT 99.1

Press Release Dated March 7, 2012

GERON CORPORATION REPORTS FOURTH QUARTER AND ANNUAL 2011 FINANCIAL RESULTS

Summary of 2011 Highlights

MENLO PARK, Calif., March 7, 2012 – Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Results

Net loss for the fourth quarter of 2011 was $31.9 million, or $0.25 per share, compared to $59.4 million, or $0.59 per share, for the comparable 2010 period. Net loss for the fourth quarter of 2011 included restructuring charges of $5.4 million related to discontinuation of the company’s stem cell programs and non-cash debt extinguishment charges of $1.7 million resulting from the repayment of the loan to the California Institute for Regenerative Medicine. Net loss for the fourth quarter of 2010 included a charge of $35.0 million in connection with an in-licensing transaction with Angiochem, Inc. The company ended the year with $154.2 million in cash and investments.

In the fourth quarter of 2011, the company had revenues of $251,000, compared to $1.1 million for the comparable 2010 period. Revenues in both periods primarily reflected license fees and royalties. Revenues for the fourth quarter of 2010 also included funding under a collaborative agreement.

Interest and other income for the fourth quarter of 2011 was $204,000, compared to $1.4 million for the comparable 2010 period. In November 2010, the company received $1.2 million in total grants under the Qualifying Therapeutic Discovery Project (QTDP) program.

In the fourth quarter of 2011, the company had operating expenses of $30.7 million, including restructuring charges of $5.4 million, compared to operating expenses of $60.7 million for the comparable 2010 period, which included a charge of $35.0 million in connection with the in-license from Angiochem. Research and development expenses for the fourth quarter of 2011 were $19.7 million, compared to $21.0 million for the comparable 2010 period. The decrease in research and development expenses was due primarily to reduced clinical drug product purchases and manufacturing costs and lower scientific supply expenses as a result of discontinuation of the stem cell programs. General and administrative expenses for the fourth quarter of 2011 were $5.5 million, compared to $4.7 million for the comparable 2010 period. The increase was due primarily to higher personnel-related expenses in connection with management transitions.

Non-cash operating expenses for the fourth quarter of 2011 were approximately $6.0 million, which primarily included stock-based compensation, write-downs of excess lab equipment related to the stem cell programs and expense for stock issued for services. Non-cash operating expenses for the fourth quarter of 2010 were approximately $38.4 million, which primarily included expense for the in-license from Angiochem, stock-based compensation and expense for stock issued for services.

Year End 2011 Results

For 2011, net loss was $96.9 million, or $0.78 per share, which included restructuring charges of $5.4 million and non-cash debt extinguishment charges of $1.7 million, compared to $111.4 million, or $1.14 per share, for 2010, which included a charge of $35.0 million in connection with the in-license from Angiochem.

Revenues for 2011 and 2010 were $2.4 million and $3.6 million, respectively, reflecting funding under a collaborative agreement and license fees and royalties.

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Page Two / Geron Corporation Reports Fourth Quarter and Annual 2011 Financial Results

For 2011, interest and other income was $1.0 million, compared to $2.0 million for 2010, which included $1.2 million in total grants under the QTDP program.

For 2011, the company had operating expenses of $98.6 million, including restructuring charges of $5.4 million, compared to $114.7 million for 2010, which included a charge of $35.0 million in connection with the in-license from Angiochem. Research and development expenses for 2011 were $69.3 million, compared to $61.7 million for 2010. Overall, research and development expenses increased in 2011 as a net result of higher clinical drug product purchases and clinical trial costs, partially offset by reduced scientific supply costs as a result of discontinuation of the stem cell programs and lower non-cash compensation expense for stock-based awards. General and administrative expenses for 2011 were $23.8 million, compared to $18.0 million for 2010. The increase was primarily the result of higher non-cash compensation expense and personnel-related costs in connection with management transitions during the year and increased legal and consulting costs.

Non-cash operating expenses for 2011 were approximately $25.2 million, which primarily included stock-based compensation, depreciation, write-downs of excess lab equipment related to the stem cell programs and expense for stock issued for services. Non-cash operating expenses for 2010 were approximately $59.2 million, which primarily included expense for the in-license from Angiochem, stock-based compensation, depreciation and expense for stock issued for services.

2011 Highlights

Clinical Development

  Geron made the decision to focus exclusively on its first-in-class oncology programs, with two product candidates targeting major unmet medical needs being evaluated in Phase 2 clinical trials. Imetelstat, a telomerase inhibitor, is being studied in four clinical trials, including trials in solid tumors and hematological malignancies, and GRN1005, an LRP-directed peptide-drug conjugate, is being studied in two clinical trials in brain metastases from solid tumors. The company has discontinued further development of its embryonic stem cell programs and intends to divest these programs in 2012.

  Two randomized Phase 2 clinical trials of imetelstat in solid tumors continued enrollment throughout 2011: a study in patients with metastatic breast cancer (B014) and a study in patients with advanced non-small cell lung cancer (B012). These two trials require that a sufficient number of progression events occur in order to perform the planned data analyses. Geron anticipates an accrual of events that will allow the company to report top-line data from these two Phase 2 trials by the end of 2012.

  Two single-arm Phase 2 trials of imetelstat in hematological malignancies were initiated in the first quarter of 2011 to evaluate the impact of the drug on cancer progenitor cells: a study in patients with essential thrombocythemia (B015) and an exploratory study in patients with multiple myeloma (B013). Top-line data from these two trials are expected to be available by the end of 2012.

  Final results of two Phase 1 clinical trials of GRN1005 in patients with brain metastases from solid tumors and patients with malignant glioma were presented at the 2011 AACR-NCI-EORTC International Conference: Molecular Targets and Cancer Therapeutics in San Francisco, CA. The results demonstrate preliminary but encouraging single agent clinical activity in both indications.

  Two Phase 2 clinical trials of GRN1005 were launched in the fourth quarter of 2011. Both trials, GRABM-B (GRN1005 Against Brain Metastases – Breast Cancer) and GRABM-L (GRN1005 Against Brain Metastases – Lung Cancer), were initiated in December 2011. Geron expects top-line data from these trials to be available by the end of the second quarter of 2013.

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Product Development

  Geron scientists and collaborators at The Hospital for Sick Children and the University of Toronto published preclinical data in Clinical Cancer Research demonstrating that the company’s telomerase inhibitor drug, imetelstat, selectively targets cancer progenitor cells in pediatric tumors of neural origin. Preclinical studies have now shown imetelstat to have activity against cancer progenitor cells from all nine tumor types tested, spanning adult, pediatric, solid, hematological, epithelial and non-epithelial derived cancers. The findings also support the rationale for conducting an investigator-sponsored clinical trial in pediatric tumors.

  Imetelstat was featured in a presentation at the 2011 ASCO Annual Meeting titled, “Telomeres and Telomerase in Cancer.” The presentation, highlighting the importance of telomerase as a target for developing novel cancer therapies, was given by Kathy D. Miller, M.D., Associate Professor and Sheila D. Ward Scholar, at the Indiana University Melvin and Bren Simon Cancer Center and lead investigator of the company’s ongoing Phase 2 trial of imetelstat in patients with metastatic breast cancer. The session also included a presentation by the session co-chair, Elizabeth H. Blackburn, Ph.D., joint-winner of the 2009 Nobel Prize in Physiology or Medicine for her discoveries in the field of telomere biology and telomerase, and a former Geron collaborator.

Leadership Appointments

  John A. Scarlett, M.D., was appointed as President and Chief Executive Officer and a member of the board of directors. Dr. Scarlett brings over 25 years of executive leadership experience in the pharmaceutical and biotechnology industry to Geron, including most recently as Chief Executive Officer of Proteolix, Inc. and Tercica, Inc.

  Graham K. Cooper was appointed as Executive Vice President, Finance and Business Development, and Chief Financial Officer. Mr. Cooper will provide direction for all financial matters for Geron and be responsible for new business opportunities and investor relations for the company. Mr. Cooper previously served as the Chief Financial Officer of Orexigen Therapeutics, Inc.

  Stephen N. Rosenfield, J.D., was appointed as Executive Vice President, General Counsel and Corporate Secretary. Mr. Rosenfield will advise on all matters relating to securities compliance, SEC reporting and governance and will lead the company’s human resources function. Mr. Rosenfield previously served in similar capacities for Tercica, Inc. and Intermune, Inc.

Conference Call

At 1:30 p.m. PT/4:30 p.m. ET on March 7, Geron’s management will host a conference call to discuss the company’s fourth quarter and year end results.

Participants can access the conference call via telephone by dialing 866-383-8119 (U.S.); 617-597-5344 (international). The passcode is 55208232. A live audio-only webcast is also available at http://www.media-server.com/m/acs/71d1f624f7bd70c23daf13a35cd4d180. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through March 31, 2012.

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Geron is a biopharmaceutical company developing first-in-class therapies for cancer. The company has two lead product candidates in clinical development, imetelstat and GRN1005. Imetelstat is a telomerase inhibitor that is being evaluated in four Phase 2 clinical trials: metastatic breast cancer, advanced non-small cell lung cancer, essential thrombocythemia and multiple myeloma. GRN1005 is a peptide-drug conjugate that is designed to transport a proven anti-cancer drug, paclitaxel, across the blood-brain barrier by targeting low-density lipoprotein receptor-related proteins (LRPs), specifically LRP-1. GRN1005 is being evaluated in two Phase 2 clinical trials: brain metastases arising from breast cancer and brain metastases arising from non-small cell lung cancer. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron’s plans or expectations for or of: dates to obtain top-line data from any of the Phase 2 clinical trials; Geron’s ability to divest its stem cell business; and clinical development or success of imetelstat and GRN1005, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding dates for the availability of top-line data—delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators, and safety issues; (b) regarding Geron’s ability to divest its stem cell business—third parties’ reluctance to partner, and Geron’s intellectual property licensors’ refusal to transfer intellectual property rights from Geron to a third party; and (c) regarding the development of imetelstat and GRN1005 - those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, successful clinical trial results and the protection of Geron’s intellectual property rights. Additional information and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including the annual report on Form 10-K for the year ended December 31, 2011. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2011	2010	2011	2010
Revenues from collaborative agreements	$—	$272	$300	$925
License fees and royalties	251	826	2,138	2,638
Total revenues	251	1,098	2,438	3,563

Operating expenses:
Research and development	19,672	21,025	69,316	61,687
Acquired in-process research and development	—	35,000	—	35,000
Restructuring charges	5,449	—	5,449	—
General and administrative	5,538	4,684	23,789	18,043
Total operating expenses	30,659	60,709	98,554	114,730
Loss from operations	(30,408)	(59,611)	(96,116)	(111,167)

Unrealized gain on fair value of derivatives	73	57	643	190
Interest and other income	204	1,426	1,024	2,045
Losses recognized under equity method investment	—	(1,212)	(503)	(2,347)
Losses recognized from debt extinguishment	(1,664)	—	(1,664)	—
Interest and other expense	(59)	(22)	(237)	(98)
Net loss	$(31,854)	$(59,362)	$(96,853)	$(111,377)

Basic and diluted net loss per share:
Net loss per share	$(0.25)	$(0.59)	$(0.78)	$(1.14)
Shares used in computing net loss per share	125,247,957	101,205,252	124,506,763	97,601,520

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2011	2010
Current assets:
Cash, cash equivalents and restricted cash	$16,898	$46,764
Current marketable securities	105,208	140,599
Other current assets	3,519	7,654
Total current assets	125,625	195,017

Noncurrent marketable securities	32,133	33,911
Property and equipment, net	1,241	3,088
Deposits and other assets	1,048	1,568
	$160,047	$233,584

Current liabilities	$13,444	$40,849
Stockholders’ equity	146,603	192,735
	$160,047	$233,584

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